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                                                                     Exhibit (5)



                               October 7, 1997



The Gorman-Rupp Company
305 Bowman Street
Mansfield, Ohio   44903

                      Re:           100,000 Common Shares, Without
                                    Par Value, Held in the Company's
                                    Treasury, to be Offered by the
                                    Company

Gentlemen:

                  We are acting as counsel for The Gorman-Rupp Company, an Ohio corporation ("Gorman-Rupp"), in connection with the offer and sale of 100,000 of Gorman-Rupp's issued, but not outstanding Common Shares, without par value (the "Shares"). The Shares are held in Gorman-Rupp's treasury and may be sold from time to time by Gorman-Rupp acting as a principal for its own account. Gorman-Rupp will offer and sell the Shares only pursuant to a Distribution Agreement dated as of October 1, 1997 (the "Distribution Agreement") and an effective Registration Statement on Form S-3 filed by Gorman-Rupp with the Securities and Exchange Commission.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the purchasers pursuant to the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit (5) to the Form S-3 Registration Statement filed by Gorman-Rupp to effect registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Opinion" in the Prospectus constituting a part of such Registration Statement.

                                Very truly yours,


                               /s/Jones, Day, Reavis & Pogue